Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2014

Los Angeles, CA (May 8, 2014) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the quarter ended March 31, 2014 of $402,000, compared to $1.4 million for the same period last year. Pre-tax, pre-provision earnings for the quarter ended March 31, 2014 was $712,000, compared to $980,000, for the same period last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “Although loan production slowed during the quarter, I’m pleased that we’ve continued to see growth in our core deposits and slight improvement in our net interest margin. Core deposits grew at an annualized rate of over 15% since the end of last year and our net interest margin improved to 3.25% compared to last year’s margin of 3.19%, although still lower than optimum. In addition, asset quality has continued to be strong with total non-performing assets at only 15 basis points of total assets at the end of the quarter.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company added, “Our focus continues to remain on growing our core franchise and drilling deeper in our current market. I’m pleased that we continue to see positive growth in our deposits, and I believe that loan demand will resume. I also feel strongly that our local economy is healthy and that it will continue to improve throughout the year.”

2014 1st Quarter Highlights

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The Bank’s total risk-based capital ratio was 14.24% at March 31, 2014, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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For the quarter ended March 31, 2014, the Company recorded net income of $402,000, or $0.04 per diluted share, compared to $1.4 million, or $0.16 per diluted share, during the same period last year. The decline in net income during the three months ended March 31, 2014 as compared to the same period last year was primarily due to a $736,000 increase in non-interest expense and a $272,000 increase in income tax provisions during the quarter ended March 31, 2014 as compared to the same period in the year prior and a $500,000 reversal of provision for loan losses that was recorded during the quarter ended March 31, 2013. These items were partially offset by a $462,000 increase in net interest income. This increase in net interest income occurred even with the recognition of $294,000 in interest income during the three months ended March 31, 2013 in connection with the recovery of non-accrual and previously charged off loans during that period.

•	At March 31, 2014 and 2013, the Company’s book value per share was $5.85 and $5.54, respectively, representing an increase of 5.6%.

•

Net interest margin was 3.25% during the quarter ended March 31, 2014, compared to 3.30% during the same period last year. The decline in net interest margin is primarily due to a recovery of non-accrual and previously charged off loans during the quarter ended March 31, 2013, which resulted in the recognition of $294,000 in interest income during that period. Excluding the impact of this recovery, net interest margins would have improved by approximately 20 basis points during the quarter ended March 31, 2014 compared to the same period last year.

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Loans decreased to $376.1 million at March 31, 2014, compared to $383.5 million at December 31, 2013. Loan originations were $24.3 million during the quarter ended March 31, 2014, compared to $66.3 million during the same period last year.

•	Non-performing loans were $735,000, or 0.20% of total loans, at March 31, 2014, compared to $735,000, or 0.19% of total loans, at December 31, 2013.

•	Non-performing assets as a percentage of total assets was 0.15% at both March 31, 2014 and December 31, 2013.

•	Net loan recoveries were $16,000 during the quarter ended March 31, 2014, compared to net recoveries of $1.1 million during the same period last year.

•

As of March 31, 2014, the allowance for loan losses (“ALL”) was $7.3 million, or 1.93% of total loans, compared to $7.2 million, or 1.89% of total loans, at December 31, 2013. The ALL to non-performing loans was 986.43% and 984.26% at March 31, 2014 and December 31, 2013, respectively.

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Investment securities declined to $102.6 million at March 31, 2014, representing 18.5% of our total assets, compared to $106.3 million, or 19.7% of our total assets, at December 31, 2013. During the quarter ended March 31, 2014, the Company sold investment securities with an amortized cost of $14.8 million, recognizing gains of $253,000 in connection with these sales. In addition, the unrealized gain on investment securities increased to $279,000 at March 31, 2014, compared to $89,000 at December 31, 2013.

•

Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $425.3 million and $409.8 million at March 31, 2014 and December 31, 2013, respectively. Non-interest bearing deposits represent 51.6% of total deposits at March 31, 2014, compared to 52.3% at December 31, 2013.

•	Cost of funds declined to 16 basis points for the quarter ended March 31, 2014, compared to 19 basis points for the same period last year.

Capital Adequacy

At March 31, 2014, the Company’s stockholders’ equity totaled $58.3 million compared to $55.4 million at December 31, 2013. At March 31, 2014, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 14.24%, 12.99%, and 9.63%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at March 31, 2014 were $554.8 million, representing an increase of $16.6 million, or 3.1%, from $538.1 million at December 31, 2013. Cash and cash equivalents at March 31, 2014 were $72.7 million, representing an increase of $28.0 million, or 62.8%, from $44.7 million at December 31, 2013. Loans decreased by $7.5 million, from $383.5 million at December 31, 2013 to $376.1 million at March 31, 2014. Loan originations were $24.3 million during the quarter ended March 31, 2014, compared to $66.3 million during the same period last year. Prepayment speeds for the quarter ended March 31, 2014 were 14.3%, compared to 15.2% for the same period last year. Investment securities were $102.6 million at March 31, 2014, compared to $106.3 million at December 31, 2013, representing a decline of $3.7 million, or 3.5%. During the quarter ended March 31, 2014, the Company sold $14.8 million of securities, resulting in a gain of $253,000. The weighted average life of our investment securities was 4.50 and 3.78 years at March 31, 2014 and December 31, 2013, respectively.

Total liabilities at March 31, 2014 increased by $13.7 million, or 2.8%, to $496.4 million compared to $482.8 million at December 31, 2013. This increase is primarily due to a $14.3 million increase in deposits. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $425.3 million and $409.8 million at March 31, 2014 and December 31, 2013, respectively, representing an increase of $15.5 million, or 3.8%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $7.3 million, or 1.93% of our total loan portfolio, at March 31, 2014, compared to $7.2 million, or 1.89% of our total loan portfolio, at December 31, 2013. At March 31, 2014 and December 31, 2013, our non-performing loans were $735,000. The ratio of our ALL to non-performing loans was 986.43% and 984.26% at March 31, 2014 and December 31, 2013, respectively. In addition, our ratio of non-performing loans to total loans was 0.20% and 0.19% at March 31, 2014 and December 31, 2013, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the quarter ended March 31, 2014, we recorded no provision for loan losses. During quarter ended March 31, 2013, we reversed $500,000 of provision for loan losses. This reversal in provision for loan losses was primarily due to $1.1 million of net loan recoveries during that quarter, as well as the continued improvement in the level of our criticized and classified loans. These declines were partially offset by additional provisions required for the $31.1 million increase in our loan portfolio during the quarter ended March 31, 2013. Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $3.4 million, $2.1 million and none, respectively, at March 31, 2014, compared to $6.5 million, $2.3 million and none, respectively, at March 31, 2013. We had net recoveries of $16,000 and $1.1 million during the quarters ended March 31, 2014 and 2013, respectively. Management will continue to closely monitor the adequacy of the ALL and will make adjustments as warranted. Management believes that the ALL as of March 31, 2014 and December 31, 2013 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $825,000 at both March 31, 2014 and December 31, 2013. Non-accrual loans totaled $735,000 at both March 31, 2014 and December 31, 2013. At March 31, 2014 and December 31, 2013, non-accrual loans consisted of two commercial loans totaling $706,000 and one consumer loan totaling $29,000. At March 31, 2014 and December 31, 2013, other real estate owned (“OREO”) consisted of one undeveloped land property totaling $90,000. As a percentage of total assets, the amount of non-performing assets was 0.15% at both March 31, 2014 and December 31, 2013.

Net Interest Income and Margin

During the quarter ended March 31, 2014, net interest income was $4.3 million, compared to $3.9 million for the same period last year. The improvement in net interest income was primarily attributable to increases in the average balances of our loan portfolio during the quarter ended March 31, 2014 as compared to the same period last year. The average balances of our loan portfolio were $375.2 million during the quarter ended March 31, 2014, compared to $272.9 million for the same period last year.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.25% for the quarter ended March 31, 2014, compared to 3.30% for the same period last year. The 5 basis point decline in net interest margin is primarily due to the recoveries discussed above during the quarter ended March 31, 2013, which resulted in the recognition of $294,000 in additional interest income during that period. Excluding the impact of this recovery, net interest margins would have improved by approximately 20 basis points during the quarter ended March 31, 2014 compared to the same period last year. Net interest margin during the quarter ended March 31, 2014 was positively impacted by an increase in the average balance of loans relative to total average earning assets as compared to the same period last year and a decline in the cost of our interest bearing liabilities. The percentage of average loans to total average earning assets increased to 69.2% during the quarter ended March 31, 2014, compared to 57.1% during the same period last year. The average cost of interest bearing deposits and borrowings was 0.31% during the quarter ended March 31, 2014 compared to 0.33% for the same period last year. These factors were partially offset by a general decline in the loan yields. The decline in loan yield was primarily caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.

Non-Interest Income

Non-interest income was $365,000 for the quarter ended March 31, 2014, compared to $359,000 for the same period last year. During the quarter ended March 31, 2014, the Company sold $14.8 million of investment securities, recognizing a gain of $253,000 in connection with these sales. With the exception of such gain, non-interest income during the quarter ended March 31, 2014 primarily consists of customer related fee income. During the quarter ended March 31, 2013, non-interest income primarily consists of loan arrangement fees earned in connection with our collage loan funding program and customer related fee income. During the first quarter of 2013, the Company terminated the college loan funding program.

Non-Interest Expense

Non-interest expense was $4.0 million for the quarter and year ended March 31, 2014, compared to $3.3 million for the same period last year. The increases in non-interest expense during the quarter ended March 31, 2014 as compared to the same period last year is primarily due to the costs incurred to expand the Bank’s business development and related operational support teams, as well as the additional costs incurred to address regulatory compliance matters.

Income Tax Provision

During the quarters ended March 31, 2014 and 2013, we recorded a tax provision of $310,000 and $38,000, respectively. Beginning in January 2014, the Company began recording tax provisions at an estimated effective tax rate of approximately 42%

Net Income

For the quarter ended March 31, 2014, the Company recorded net income of $402,000, or $0.04 per diluted share, compared to $1.4 million, or $0.16 per diluted share for the same period last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) renewed deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, (12) the possibility that we will be unable to comply with the requirements set forth in the OCC’s Consent Order, which could result in restrictions on our operations, and (13) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	March 31, 2014	December 31, 2013	March 31, 2013
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$554,773	$538,145	$493,415
Total Loans	$376,064	$383,548	$297,763
Allowance for Loan Losses ("ALL")	$7,252	$7,236	$6,619
Non-Performing Assets	$825	$825	$1,007
Investment Securities-AFS, at estimated fair value	$102,550	$106,272	$168,034
Deposits:
Non-Interest Bearing Demand Deposits	$240,962	$236,869	$195,540
Interest Bearing Demand Deposits	21,595	21,005	22,930
Money Market Deposits and Savings	162,701	151,879	151,196
Certificates of Deposit	41,847	43,013	44,863
Total Deposits	$467,105	$452,766	$414,529
Total Stockholders' Equity	$58,337	$55,388	$50,640
Gross Loans to Deposits	80.49%	84.70%	71.84%
Ending Book Value per Share	$5.85	$5.84	$5.54

	Three Months Ended March 31,
Quarterly Operating Results (unaudited):	2014	2013
Net Interest Income	$4,346	$3,884
Provision for (Reduction of) Loan Losses	$-	$(500)
Non-Interest Income	$365	$359
Non-Interest Expense	$3,999	$3,263
Income Tax Provision	$310	$38
Net Income	$402	$1,442
Basic Earnings per Share	$0.04	$0.17
Diluted Earnings per Share	$0.04	$0.16
Quarterly Net Interest Margin*	3.25%	3.30%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$402	$1,442
Provision for (Reduction of) Loan Losses	-	(500)
Income Tax Provision	310	38
Pre-Tax, Pre-Provision Earnings	$712	$980

*Percentages are reported on an annualized basis.